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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 21, 2010
SOMANETICS CORPORATION

(Exact name of registrant as specified in its charter)

Michigan	0-19095	38-2394784

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 Troy Center Drive, Troy, Michigan	48084-4771

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (248) 244-1400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communication pursuant to Rule 425 under the Securities Act.
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.07. Submission of Matters to a Vote of Security Holders
     Our Annual Meeting of Shareholders was held on April 21, 2010. At the Annual Meeting, Bruce J. Barrett and John P. Jumper were elected as directors and the terms of office of Daniel S. Follis, Dr. James I. Ausman and Richard R. Sorensen as directors continued after the meeting. A total of 8,598,370 votes were cast for, and 163,158 votes were withheld from, Mr. Barrett’s election. A total of 7,584,527 votes were cast for, and 1,177,001 votes were withheld from, Mr. Jumper’s election. There were 1.826,455 broker non-votes and no abstentions in connection with the director election.
     In addition, at the Annual Meeting, the shareholders approved an amendment to the Somanetics Corporation 2005 Stock Incentive Plan primarily to increase the number of common shares reserved for issuance under the plan by 600,000 shares, from 1,200,000 shares to 1,800,000 shares. A total of 5,558,785 votes were cast for this proposal, 2,898,060 votes were cast against this proposal and 304,683 votes abstained on this proposal. There were 1,826,455 broker non-votes in connection with the amendment to the 2005 Stock Incentive Plan at the Annual Meeting.
     In addition, at the Annual Meeting, the shareholders ratified the appointment of Deloitte & Touche LLP as our registered independent accountants for the year ending November 30, 2010. A total of 10,136,585 votes were cast for this proposal, 422,174 votes were cast against this proposal and 29,224 votes abstained on this proposal. There were no broker non-votes in connection with the ratification of Deloitte & Touche LLP as our registered independent accountants for the year ending November 30, 2010 at the Annual Meeting.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 22, 2010	SOMANETICS CORPORATION (Registrant)
	By:	/s/ Mary Ann Victor
Mary Ann Victor
		Its:	Vice President, Chief Administrative Officer, General Counsel and Secretary